Exhibit 1.1

Amended in lieu of submission number
SR4251609/1

cro AN OIFIG UM CHLÁRÚ CUIDEACHTAÍ
COMPANIES REGISTRATION OFFICE

B11

Statement of particulars of rights attached to shares allotted and not otherwise registerable

Section 90(1) Companies Act 2014

7629927

Company number
6 6 9 2 8 3

an Oifig um Chláru Cuideachtaí
RECEIVED
03 JUN 2026
PC-021
Companies Registration Office

CRO receipt date stamp & barcode

Please complete using black typescript or BOLD CAPITALS, referring to explanatory notes

Company name *in full*: Fusion Fuel Green Public Limited Company

The above-named company, has allotted shares with rights which are:

- not stated in the company's constitution or in any resolution or agreement to which section 198 of the Companies Act 2014 applies and
- not in all respects uniform with those attached to shares previously allotted.

an Oifig um Chláru Cuideachtaí
FEE PAID IN FULL
03 JUN 2026
PC009
Companies Registration Office

The class(es) of such shares and the date of the first allotment of shares in each class (if subsequential to the appointed day) and the rights attached to each class are as follows:

Class	Date of first allotment *note one*	Particulars of rights
Series A	18 November 2024	Please see attached.
Convertible		
Preferred		

Certification *note two*

I hereby certify that the particulars contained in this form are correct and have been given in accordance with the Notes on Completion of Form B11.

Signature: [signature]

Name *in block letters or typescript*: Gavin Jones

☐ Director ☑ Secretary

Date: 29 MAY 2026

Presenter details

Name	Arthur Cox	
Address	10 Earlsfort Terrace, Dublin 2, D02 T380	
Telephone number	01 920 1000	Fax number
Email		Contact Person
DX number/Exchange		Reference number James Heary

FUSION FUEL GREEN PLC

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION OF PREFERENCES,

BENEFITS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED SHARES

Fusion Fuel Green PLC, a public limited company incorporated in the Republic of Ireland (the “Corporation”), does hereby certify that, pursuant to the authority contained in its Memorandum and Articles of Association (the “Constitution”), the board of directors of the Corporation (the “Board of Directors”) has adopted the following resolution which amends certain rights (including, with respect to conversion) attaching to a series of the Corporation’s Preferred Shares with a nominal value of US$0.0001 each (the “Preferred Shares”), as previously created and designated by the board as Series A Convertible Preferred Shares having the voting powers, designations, powers, preferences and relative, participating, optional, or other special benefits, and the qualifications, limitations, and restrictions thereof, of such series as set out in the Certificate of Designation of Preferences, Benefits and Limitations of the Corporation dated 25 November 2024 (the “Original Certificate of Designation”): The following resolution effecting the amendment of certain rights of the Preferred Shares in accordance with the terms of this Amended and Restated Certificate of Designation, shall supersede and wholly replace the previous voting powers, designations, powers, preferences and relative, participating, optional, or other special benefits, and the qualifications, limitations and restrictions accorded to the Preferred Shares pursuant to the terms of the Certificate of Designation of the Corporation, to the extent amended hereby:

RESOLVED, that the Board of Directors does hereby in this Amended and Restated Certificate of Designation of Preferences, Benefits and Limitations (the “Amended and Restated Certificate of Designation”) amend certain rights of the Series A Convertible Preferred Shares of US$0.0001 each in the capital of the Corporation, such that the following will supersede and wholly replace the previous voting powers, designations, powers, preferences and relative, participating, optional, or other special benefits, and the qualifications, limitations and restrictions accorded to the Preferred Shares pursuant to the terms of the Original Certificate of Designation:

1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 7(b).

“Amended and Restated Certificate of Designation” has the meaning set forth in the Preamble.

“Automatic Conversion” shall have the meaning set forth in Section 6(a).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designation” has the meaning set forth in the Preamble.

“Class A Ordinary Shares” means the Corporation’s Class A Ordinary Shares with a nominal value of US$0.0035 each, and shares of any other class of securities into which such securities may hereafter be reclassified or changed.

“Class A Ordinary Shares Equivalents” means any securities of the Corporation that would entitle the holder thereof to acquire at any time Class A Ordinary Shares, including, without limitation, any debt, preferred shares, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Class A Ordinary Shares.

“Closing Date” shall have the meaning set forth in Section 1.02 of the Stock Purchase Agreement.

“Constitution” has the meaning set forth in the Preamble.

“Conversion” shall have the meaning set forth in Section 6(c)(ii).

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Ratio” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the Class A Ordinary Shares issuable upon conversion of the Series A Preferred Shares in accordance with the terms hereof.

“Converted Share” shall have the meaning set forth in Section 6(a).

“Corporation” has the meaning set forth in the Preamble.

“Extended Purchaser Meeting Deadline” shall have the meaning set forth in Section 6.08(b) of the Stock Purchase Agreement.

“Fundamental Transaction” shall have the meaning set forth in Section 9(b).

“Holder” means a holder of Series A Preferred Shares.

“Irish Companies Act” shall have the meaning set forth in Section 7(a).

“Liquidation” means any liquidation, dissolution or winding up of the Corporation’s affairs, whether voluntary or involuntary; provided, however, that none of (i) a consolidation or merger of the Corporation with one or more Persons, individually or in a series of transactions, (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets or (iii) a statutory share exchange shall be deemed to be a Liquidation.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Non-Approval Date” shall have the meaning set forth in Section 8(a).

“Original Certificate of Designation” has the meaning set forth in the Preamble.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Shares” has the meaning set forth in the Preamble.

“Quality Industrial” shall have the meaning set forth in Section 8(a).

“Quality Notice Date” shall have the meaning set forth in Section 8(a).

“Redemption Date” shall have the meaning set forth in Section 8(a).

“Redemption Event” shall have the meaning set forth in Section 8(b).

“Redemption Notice” shall have the meaning set forth in Section 8(b).

“Requisite Holders” means holders of a majority of the issued and outstanding Series A Preferred Shares.

“Seller Holder” shall have the meaning set forth in Section 8(a).

“Sellers” shall have the meaning set forth in the preamble to the Stock Purchase Agreement.

“Sellers’ Shares” shall have the meaning set forth in the recitals to the Stock Purchase Agreement.

“Series A Preferred Shares” shall have the meaning set forth in Section 2.

“Shareholder Approval” means such approval as may be required by the applicable rules and regulations of Nasdaq or other securities exchange or quotation system if applicable, including, without limitation, Rule 5635 of the listing rules of Nasdaq and the Irish Takeover Rules as may be required for the Corporation to effect such issuance from the shareholders of the Corporation with respect to the transactions contemplated by the Stock Purchase Agreement, the Ancillary Agreements (as defined in the Stock Purchase Agreement), and the Merger Agreement (as defined in the Stock Purchase Agreement), including the issuance of all of the Class A Ordinary Shares issuable upon conversion of the Series A Preferred Shares in excess of 19.99% of the issued and outstanding Class A Ordinary Shares on the date of the Stock Purchase Agreement.

“Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of November 15, 2024, by and among Quality Industrial Corp., a Nevada corporation, the Corporation, Ilustrato Pictures International Inc., a Nevada corporation, and additional shareholders combined, as amended, modified or supplemented from time to time in accordance with its terms.

“Successor Entity” shall have the meaning set forth in Section 7(b).

“Transfer Agent” means Continental Stock Transfer & Trust Company, or such other agent or agents of the Corporation as may be designated by the Board or its duly authorized designees as the transfer agent, registrar, and dividend disbursing agent for the Series A Preferred Shares.

2. Designation, Amount and Nominal Value. The series of Preferred Shares shall be designated as Series A Convertible Preferred Shares with a nominal value of US$0.0001 each (the “Series A Preferred Shares”), and the number of shares so designated shall be four million one hundred seventy-one thousand three hundred twenty-seven (4,171,327), which shall not be subject to increase without the written consent of the Requisite Holders. Each Series A Preferred Share shall be identical in all respects to every other Series A Preferred Share.

3. Dividends. Except for share dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders, as such, shall not be entitled to receive dividends of any kind on the Shares.

4. Rank; Liquidation.

(a) The Series A Preferred Shares shall rank on parity with the Class A Ordinary Shares as to distributions of assets upon Liquidation, whether voluntarily or involuntarily.

(b) Upon Liquidation, the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a Holder would receive if the Series A Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock immediately prior to such Liquidation, which amount shall be paid pari passu with all holders of Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

5. Voting Rights. Except as set forth in this Section 5 or as expressly required by the Irish Companies Act of 2014, Holders have no voting rights. As long as any Series A Preferred Shares are outstanding, the Corporation shall not, without the affirmative vote of the Requisite Holders, voting together as a class, amend the Constitution (whether by merger, consolidation, or otherwise) to materially and adversely alter or change the powers, preferences or rights given to the Series A Preferred Shares or alter or amend this Certificate of Designation in a manner that materially and adversely alters or changes the powers, preferences or benefits given to the Series A Preferred Shares.

6. Conversion.

(a) Automatic Conversion on Shareholder Approval. Effective as of 5:00 p.m. Eastern time on the later of the date of the Shareholder Approval or the clearance of the initial listing application filed by the Corporation with Nasdaq pursuant to Section 6.09(b) of the Stock Purchase Agreement (the “Conversion Date”), each of the Series A Preferred Shares then outstanding shall automatically convert into the number of Class A Ordinary Shares equal to the Conversion Ratio (the “Automatic Conversion”). The Corporation shall inform each Holder of the occurrence of the Automatic Conversion within three Business Days of the Automatic Conversion. Each of the Series A Preferred Shares that is converted in the Automatic Conversion is referred to as a “Converted Share”. Each Conversion Share shall be issued as follows:

i Each Converted Share that is registered in book entry form shall be automatically cancelled upon the Automatic Conversion and converted into the corresponding Conversion Shares, which Conversion Shares shall be issued in book entry form and without any action on the part of the Holders and shall be delivered to the Holders on the Conversion Date.

ii. Each Converted Share that is issued in certificated form shall be deemed converted into the corresponding Conversion Shares on the date of the Automatic Conversion and the Holder’s rights as a holder of such Converted Share shall cease and terminate on such date, excepting only the right to receive the Conversion Shares upon the Holder tendering to the Corporation (or its designated agent) the share certificate(s) (duly endorsed) representing such certificated Converted Share.

iii. Notwithstanding the cancellation of the Converted Share upon the Automatic Conversion, the Holder of the Converted Share shall continue to have any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert the Converted Share.

(b) Conversion Ratio. The “Conversion Ratio” for each of the Series A Preferred Shares shall be two-sevenths (2/7) of a Class A Ordinary Share issuable upon the conversion of each of the Series A Preferred Shares (corresponding to a ratio of 2/7:1), subject to adjustment in accordance with Section 7.

(c) Mechanics of Conversion.

i. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Class A Ordinary Shares for the sole purpose of issuance upon conversion of the Series A Preferred Shares as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of Class A Ordinary Shares as shall (subject to the terms and conditions set forth in the Stock Purchase Agreement) be issuable (taking into account the adjustments of Section 7) upon the conversion of the then outstanding Series A Preferred Shares. The Corporation covenants that all Class A Ordinary Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable. Notwithstanding the foregoing, the Corporation shall not be required to reserve shares as aforesaid until the Shareholder Approval has been obtained for the issuance of those Class A Ordinary Shares being so reserved.

ii. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Shares into Class A Ordinary Shares (the “Conversion”). As to any fraction of a share that the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round up to the next whole share.

iii. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Series A Preferred Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such Series A Preferred Shares and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for processing of the Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for electronic delivery of the Conversion Shares.

7. Certain Adjustments

(a) Share Dividends and Share Splits. If the Corporation, at any time while the Series A Preferred Shares are outstanding, (i) pays a share dividend or otherwise makes a distribution or distributions payable in Class A Ordinary Shares on Class A Ordinary Shares or any other Class A Ordinary Shares Equivalents (which, for avoidance of doubt, shall not include any Class A Ordinary Shares issued by the Corporation upon conversion of, or payment of a dividend on, the Series A Preferred Shares), (ii) subdivides outstanding Class A Ordinary Shares into a larger number of shares, (iii) combines (including by way of a reverse share split) outstanding Class A Ordinary Shares into a smaller number of shares, or (iv) issues, in the event of a reclassification of Class A Ordinary Shares, any share capital of the Corporation, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of Class A Ordinary Shares outstanding immediately after such event, and of which the denominator shall be the number of Class A Ordinary Shares outstanding immediately before such event (in each case excluding any treasury shares of the Corporation).

Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re classification.

(b) Fundamental Transaction. If, at any time while the Series A Preferred Shares are outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Class A Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Class A Ordinary Shares, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Class A Ordinary Shares or any compulsory share exchange pursuant to which the Class A Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding Class A Ordinary Shares (not including any Class A Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Series A Preferred Shares, the Holder shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had, immediately prior to such Fundamental Transaction, converted the Series A Preferred Shares immediately prior to such Fundamental Transaction (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Class A Ordinary Shares for which the Series A Preferred Shares are convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one of the Class A Ordinary Shares in such Fundamental Transaction, and the Corporation shall adjust the Conversion Price in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Class A Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series A Preferred Shares following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred shares consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred shares into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Ancillary Agreements in accordance with the provisions of this Section 7(b) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for the Series A Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Series A Preferred Shares which is convertible for a corresponding number of share capital of such Successor Entity (or its parent entity) equivalent to the Class A Ordinary Shares acquirable and receivable upon conversion of the Series A Preferred Shares prior to such Fundamental Transaction, and with a conversion ratio which applies the conversion ratio hereunder to such share capital (but taking into account the relative value of the Class A Ordinary Shares pursuant to such Fundamental Transaction and the value of such share capital, such number of share capital and such conversion ratio being for the purpose of protecting the economic value of the Series A Preferred Shares immediately prior to the consummation of such Fundamental Transaction), and that is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation, the Stock Purchase Agreement, and the other Ancillary Agreements referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation, the Stock Purchase Agreement, and the other Ancillary Agreements with the same effect as if such Successor Entity had been named as the Corporation herein.

(c) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of Class A Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Class A Ordinary Shares (excluding any treasury shares of the Corporation) issued and outstanding.

8. Redemption.

(a) If (i) the Shareholder Approval has not been obtained by the date of the Extended Purchaser Meeting Deadline (the “Non-Approval Date”), or (ii) the Company fails to allocate cash raised from the Purchaser Financing (as defined in the Stock Purchase Agreement) to Quality Industrial Corp., a Nevada corporation (“Quality Industrial”), in compliance with Section 6.04 of the Stock Purchase Agreement, and the Company continues to fail to do so within five calendar days after the date of written notice from Quality Industrial (the “Quality Notice Date”), then, on either the Non-Approval Date or the Quality Notice Date, as applicable, a redemption event (“Redemption Event”) shall be deemed to have occurred, and the Corporation shall, subject to applicable law, be required to repurchase all of the outstanding Series A Preferred Shares held by each of the Sellers (“Seller Holder”) as provided in this Section 8.

(b) Within five days after a Redemption Event, the Corporation shall deliver a written notice (the “Redemption Notice”) to each Seller Holder at the address last shown on the records of the Corporation, notifying each Seller Holder of the redemption that is to be effected, and the date on which the redemption of the Series A Preferred Shares shall occur (which day (the “Redemption Date”) must be within 15 calendar days after the Non-Approval Date or ten calendar days after the Quality Notice Date, as applicable). On the Redemption Date, the Corporation shall transfer or cause to be transferred to each Seller Holder the number of Sellers’ Shares set forth below such Seller Holder’s signature on the signature page to the Stock Purchase Agreement under the caption “Number of Sellers’ Shares” and, upon such Seller Holder’s receipt of such amount, the Series A Preferred Shares theretofore held by such Seller Holder shall no longer be outstanding.

9. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by email, addressed to the Corporation, at the principal address of the Corporation or such other facsimile number, email address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by email addressed to each Holder at the facsimile number, email address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number, email address or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or email prior to 5:30 p.m. (New York City time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or email on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Book-Entry; Certificates. The Series A Preferred Shares will be issued in book-entry form; provided that, if a Holder requests that such Holder’s Series A Preferred Shares be issued in certificated form, the Corporation will instead issue a share certificate to such Holder representing such Holder’s Series A Preferred Shares. To the extent that any Series A Preferred Shares are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.

(c) Lost or Mutilated Series A Preferred Share Certificate. If a Holder’s Series A Preferred Share certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the Series A Preferred Shares so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the laws of Ireland, without regard to the principles of conflict of laws thereof.

(e) Amendments; Waiver. This Certificate of Designation may be amended or any provision of this Certificate of Designation may be waived by the Corporation solely with the affirmative vote at a duly held meeting or written consent of the Requisite Holders; provided that an amendment to Section 6 hereof shall require the affirmative vote at a duly held meeting or written consent of two-thirds of the Holders. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders, except that a waiver by the Requisite Holders or two-thirds of the Holders, as applicable, will constitute a waiver of all Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the immediately preceding Business Day.

(h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i) Status of Converted or Redeemed Series A Preferred Shares. If any Series A Preferred Shares shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued Preferred Shares and shall no longer be designated as Series A Preferred Shares.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Designation, which amends and restates in its entirety the Original Certificate of Designation, has been executed by the duly authorised officer of the Corporation named below and shall become effective on the date first written below:

FUSION FUEL GREEN PLC

By:	/s/ Frederico Figueira de Chaves
Name:	Frederico Figueira de Chaves
Title:	CEO
Dated this 8th day of May, 2026.

ACKNOWLEDGED, AGREED AND ACCEPTED by each of the undersigned holders of Series A Preferred Shares. Each of the undersigned confirms that their countersignature of this Amended and Restated Certificate of Designation constitutes their written consent to the amendments effected hereby and satisfies the requirement for the consent of the Requisite Holders for the purposes of Section 9(e) of the Original Certificate of Designation and for all other purposes, including Irish law:

ILUSTRATO PICTURES INTERNATIONAL INC.

By:	/s/ Nicholas Link
Name:	Nicholas Link
Title:	CEO

[Signature Page to Amended and Restated Certificate of Designation]

NICOLAS LINK

/s/ Nicholas Link

[Signature Page to Amended and Restated Certificate of Designation]

JOHN-PAUL BACKWELL

/s/ JP Backwell

[Signature Page to Amended and Restated Certificate of Designation]

CARSTEN KJEMS FALK

/s/ Carsten Falk

[Signature Page to Amended and Restated Certificate of Designation]